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AGREEMENT BETWEEN LANDERS AND MAXIM FOR NEGOTIATING FOREIGN LICENSE

This memorandum entered into by and between **CARL LANDERS and CATHERINE LANDERS** (hereinafter referred to as Landers) and **MAXIM TEP, INC.** (hereinafter referred to as MAXIM) regarding the right of MAXIM to negotiate for license agreement(s) in certain foreign countries as hereinafter set forth.

Although said sale by Landers to MAXIM has not yet been consummated by a final agreement, MAXIM desires to negotiate said license agreement(s) with certain foreign countries, to which Landers has agreed. An "Outline of Landers Patent/Technology Acquisition Terms" has been executed by the parties, but did not cover situations such as the proposed negotiation with agents during the interim period. The parties further desire to enter into agreements to provide for the negotiations with agents pending the closing of the transaction between MAXIM and Landers, and thus, the parties hereto agree as follows:

1. MAXIM shall have the right to negotiate a license agreement(s) with agent(s) upon such terms and conditions as the agent and MAXIM may agree.

2. In the event the sale from Landers to MAXIM is not completed per the terms of the "Outline of Landers Patent/Technology Acquisition Terms" as hereinabove set forth, then any license agreement entered into by MAXIM shall be assigned to Landers. In the event no license agreement is entered into by the parties, then all information gathered by MAXIM during the negotiations will be immediately transferred and given to Landers.

3. This agreement is in addition to the terms and conditions of the "Outline of Landers Patent/Technology Acquisition Terms" as heretofore set forth, dated April 13, 2005. The parties hereto agree that the terms and conditions of this subsequent agreement shall be binding upon the parties hereto, their successors and assigns.

DW
CL

For MAXIM TEP, INC.:

Daniel W. Williams, President/CEO
Date:

For **LANDERS:**

Carl Landers
Date: 5-2-05

Catherine Landers
Date:

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OUTLINE OF LANDERS PATENT/TECHNOLOGY ACQUISITION TERMS

This memorandum between **MAXIM, TEP, INC.** (MAXIM) and **CARL LANDERS** and **CATHERINE LANDERS**, (LANDERS), sets forth the basic terms and conditions regarding the exclusive right of MAXIM to negotiate for the purchase of the patents, technology, techniques and trade secrets embodied in the Landers Horizontal Drill Technology. The basic outline of the proposed sale/purchase is as follows, subject to further negotiations, changes and terms and conditions:

OWNER:	Carl Landers and Catherine Landers
PURCHASER:	MAXIM TEP, Inc., a Texas based, United States Corporation
GOOD FAITH NEGOTIATIONS:	Both parties hereto agree to negotiate in good faith for an agreement for the sale and purchase of the patents upon these basic terms and conditions.
PROPERTY TO BE SOLD:	Landers proposes to sell and MAXIM purchase the patents, technology, techniques, and trade secrets embodied in the Landers Horizontal Drill Technology.
PURCHASE PRICE:	The total purchase price for the items to be sold is Four Million US Dollars ($4,000,000.00). Additionally, with monthly royalty payments which are to be paid in perpetuity as long as the horizontal drilling technology is employed by MAXIM, or its successors, sub-lessees or assigns, in total or in part and any subsequent patents related to the technology whether developed, manufactured, fabricated, designed or built by either Landers or MAXIM, or its successors, sub-lessees or assigns. Such right to royalty shall supersede any agreements made with any successor companies. Said royalty shall be paid in monthly payments of Twenty Thousand Eight Hundred Thirty-three Dollars and Thirty-three Cents ($20,833.33) to Carl Landers, or his trustee or assigns, and said payments will start within sixty (60) months from the

signing of the Definitive and Final Agreement regardless of when the final payment of the full purchase price as hereinafter set forth is made.

PAYMENT OF PURCHASE PRICE: The payment of the purchase price hereinabove set forth shall first be paid in the amount of Twenty-five Thousand Dollars ($25,000.00) upon the signing of this memorandum, and the sum of Seventy-five Thousand Dollars ($75,000.00) within thirty (30) days after the signing of this memorandum, and approval by the Board of Directors of MAXIM TEP, with Carl Landers abstaining from such voting. The sum of Three Hundred Thousand Dollars ($300,000.00) shall be paid on the execution of the Definitive and Final Agreement, with Six Hundred Thousand Dollars ($600,000.00) to be paid within seventy-five (75) days of the execution of the Definitive and Final Agreement. The balance of Three Million Dollars ($3,000,000.00) will be tendered in the form of a five-year Convertible Note, bearing interest at the rate of eight percent (8%) per annum. MAXIM shall pay principal and interest on the unpaid balance of said Note at least quarterly, starting at the end of the first quarter of 2006. Said Note shall be convertible into MAXIM TEP, INC. stock at a conversion price of Seventy-five Cents ($.75) per share, with conversion opportunities at 18, 24 and 36 months from the signing of the Definite and Final Agreement.

EQUIPMENT: Landers will retain all equipment now in his possession or hereinafter acquired for his use in utilizing the horizontal drilling technology on wells that he has an interest in or entered into with others on a joint venture agreements. Existing joint ventures in which Landers shall be allowed to continue to use the technology are: Unit, Inc. and Mr. Herb Ligon, and Shekinah Oil Company, Inc. and Mr. Phil Lyles. Landers will notify MAXIM of each intended use and Landers shall not be required to pay any form of royalty or fee for said use of the technology covered by the patents.

EXISTING LICENSES:

Landers has disclosed to MAXIM all license agreements he has entered into for the use of such technology of horizontal drilling, which agreements are with: Citizen's Gas & Coke Utility (CRDC); Sideways LLC and Dr. Henry Mazorow; RadTech, RadTech International, RadTech Russia, and both Mr. Richard Trosclair and Mr. Henk Jelsma; and Verdisys, Inc. It is agreed and understood that the above-described license agreements of this paragraph (EXISTING LICENSES) shall be conveyed by Landers to MAXIM including all past receivables due from said licenses, less and except the license conveyed to Sideways LLC and Dr. Henry Mazorow.

ADDITIONAL NEW SUBLICENSES:

MAXIM will tender to Landers a sum equal to ten percent (10%) of any sublicensing fees collected by MAXIM in the granting of sublicenses for other countries, territories, or regions for as long as MAXIM, or its successors, sub-lessees or assigns, owns the exclusive license and patents and/or subsequent patents for utilizing the technology.

PATENT INFRINGEMENT:

MAXIM is aware of the present lawsuit between Carl Landers and Landers Horizontal Drilling, Inc. versus Sideways LLC and its owner, Dr. Henry Mazorow, which suit allowed Sideways to the use of part of the technology developed by Landers and which lawsuit is now on appeal to the United States Court of Patent Appeals, Washington, DC. MAXIM is aware that said suit could result in Sideways LLC's continued use of a part of the Landers Horizontal Drilling Technology. Thus, MAXIM shall have full access to all of the proceedings and the right to discuss with the attorneys representing Landers, and MAXIM shall bear all future costs incurred in said appeal from the date hereof. Any sums recovered by Landers as a result of said appeal shall be the property of Landers. Landers has also revealed to MAXIM the agreement between Dr. Henry Mazorow to have a ten percent (10%) interest in future foreign patents, provided he finance the cost to obtain said patents and that the same was

done within one (1) year. Landers, to the best of his knowledge and belief, states that said agreement is null and void due to the passage of time and the failure to pay any costs associated with foreign patents.

FURTHER DEVELOPMENT:

The parties hereto agree to negotiate for a separate agreement concerning additional patents, additions, alterations, or adaptations developed by Landers or his associates embodied in the horizontal drilling technology. Landers is continuing research and development of such technology of horizontal drilling and the parties desire that such additional technology will become the property of MAXIM upon the following terms and conditions:

1. Landers will devote such time as he feels necessary to the development of additional horizontal drilling developments.

2. Any developments of which MAXIM shall have a right to acquire shall only be those developments in the horizontal drilling technology in the oil and gas enhancement procedures.

3. For each such new patent developed by Landers, MAXIM will pay to Landers One Hundred Dollars ($100.00).

4. MAXIM will pay all costs of the research and development of additional technology.

5. In the event MAXIM does not elect to pay for such research and development or additional technology, then Landers shall have the right to bear such costs and obtain the patents in his own name and MAXIM shall have no rights thereto.

6. This agreement for future development shall be limited only to the technology in oil and gas drilling.

APPLICABLE LAW: The parties agree that this agreement and any future agreements shall be governed by the laws of the Commonwealth of Kentucky and mandatory arbitration shall be used to settle all disputes between Landers and MAXIM.

FAILURE TO SIGN THIS MEMORANDUM: The parties' failure to sign this memorandum outlining the proposal for the sale of the Landers patent technology will be null and void unless signed by the parties prior to April 8, 2005.

FAILURE TO EXECUTE A FINAL AGREEMENT: In the event the parties hereto are unable to reach a final agreement for the sale of said patents upon the basic terms and conditions of this memorandum within sixty (60) days of the signing of this memorandum, then all exclusive rights for further negotiation by MAXIM shall terminate and all sums so paid by MAXIM shall be non-refundable.

AGREED AND ACKNOWLEDGED:

For MAXIM TEP, INC.:

Daniel W. Williams, President/CEO
Date: 4/12/05

For LANDERS:

Carl Landers
Date: 4-13-05

Catherine Landers
Date: 4-13-05